EMPLOYMENT AGREEMENT

This Employment Agreement (hereinafter "Agreement") is made by and between Water Now, Inc. (hereinafter "Water NOW'), a Texas corporation, and Mark Dyos (hereinafter "Dyos"), and is effective as of May 1, 2016 (the "Effective Date").

WHEREAS, Water Now desires to employ and hereby offers to employ Dyos in the position of President, pursuant to the terms of this Agreement and offer Dyos certain stock incentives.

WHEREAS, Dyos desires to and accepts the offer of employment pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises, mutual covenants, and agreements of the parties stated herein, Water Now and Dyos agree as follows:

1.1 Nature & Duties. Water Now employs Dyos in the capacity of President. Dyos will participate in the management of Water Now's business. Dyos will serve Water Now diligently and to the best of his ability, devoting his necessary time and attention to such employment. Beginning after May 1, 2017, Dyos shall devote his full time and attention to such employment. Dyos shall discharge his duties under the direction and supervision of the Chief Executive Officer (hereinafter "CEO") of Water Now, or such designee as the CEO may later name.

1.2 Term. This Agreement shall remain in effect for three (3) years, beginning on the Agreement's effective date. Upon the mutual agreement to be documented in writing, this Agreement may be extended thereafter by the parties.

2.1 Primary Compensation. Water Now shall pay to Dyos a salary at a rate of $84,000.00 per year, to be paid in monthly installments of $7,000.00 on the last day of each month during the term of this Agreement, subject to all applicable withholding taxes, payable at the same time as the installment payments. Beginning on May 1, 2017, Dyos' salary shall increase to $180,000.00 per year, to be paid in monthly installments of $15,000.00. Any other salary increases are at the sole discretion of the CEO of Water Now. In addition, Water Now shall, as a performance incentive, grant to Dyos Five Hundred Thousand (500,000) shares of its stock on the first day following the second month during which Water Now recognizes revenues pursuant to generally accepted accounting principles. Dyos hereby acknowledges and agrees that these shares of stock, and all other shares of stock he receives during his employment are transferred restricted for the immediate one (1) year period after his date of receipt by issuance or transfer.

2.2 Bonus Compensation. In addition to the primary compensation which Dyos is to receive hereunder, Water Now shall tender to Dyos, a one-time bonus payable upon execution of the agreement of Five Hundred Thousand (500,000) shares of stock in Water Now. To the extent that Dyos continues to serve in the capacity of President of Water Now on May 1, 2017, such shares shall be non-refundable and free from all conditions not expressly stated herein. If Dyos does not continue to serve in such capacity on May I, 2017, such shares shall be forfeited to Water Now.

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Dyos hereby acknowledges and agrees that all shares of stock, and all other shares of stock he receives during his employment are transferred restricted for the immediate one (1) year period after his date of receipt by issuance or transfer.

2.3 Health Insurance & Benefits. As of the effective date of this Agreement, Water Now affirms that it is not subject to the Employer Mandate pursuant to the Affordable Care Act. Water Now shall neither provide nor subsidize any health insurance policies or premiums for Dyos. If during the term of this Agreement, Water Now does become subject to such Employer Mandate, it agrees to provide at least the minimum required health insurance to Dyos.

Dyos shall be entitled to fourteen (14) paid vacation days per year. Vacation days shall accrue to Dyos at the first of every calendar year, beginning May 1, 2017. At no time may, Dyos retain more than fourteen (14) vacation days in reserve, Usage of these vacation days may be limited by Water Now during certain periods of the year. Any vacation exceeding three (3) days must receive prior approval by Dyos' supervisor.

2.4 Expenses. Water Now shall reimburse Dyos for all pre-approved, reasonable, and necessary expenses incurred in performance of his role as President. Dyos shall provide Water Now with satisfactory receipts and/or documentation properly supporting all expense requisitions and Water Now shall thereafter reimburse Dyos.

3.1 Termination. In the event of voluntary resignation by Dyos or the termination of his employment by Water Now for "Cause" prior the expiration of this Agreement's term, Dyos shall receive no severance pay or additional compensation other than the fixed compensation and benefits earned and accrued as of such termination date.

Termination for "Cause" means as follows: (i) any act or omission constituting misconduct or negligence, fraud, misappropriation, embezzlement, conflict of interest or competitive business activities, including but not limited to any arrest on criminal charges; (ii) any chemical dependence which materially adversely affects the performance of duties and responsibilities; (iii) breach of fiduciary obligations to Water Now in a material respect; (iv) repeated failure to perform the duties of Water Now after written notice of the alleged failure and a reasonable opportunity to cure; (v) material breach of Water Now's policies or any material provision of this Agreement; or (vi) gross misconduct resulting in substantial loss to Water Now or damage to its reputation.

4.1 Covenants Protecting Proprietary Assets. Il is expressly understood by the parties that all covenants contain in Section 4 are essential components of this Agreement and that but for Sander's agreement to comply with these covenants, Water Now would not enter into this agreement.

4.2 Confidentiality; Non-Disclosure. Water Now owns, controls, and has exclusive access to certain proprietary information including, but not limited to, patents, designs, plans, processes, and procedures. Dyos may through his employment become privy to such proprietary information and, in addition, may learn or have access to other confidential information, including but not limited to, financial information, personnel information, customer and supplier lists, pricing schemes, sales information, manner of operation, know-how, and other trade secrets. Dyos hereby agrees not to disclose or otherwise reveal any information, materials, presentations, or any accompanying knowledge given to him or acquired through employment with Water Now. Furthermore, Dyos agrees to not disclose the content or deliver copies of any confidential information or materials to any third parties without the express written consent of Water Now-

4.3 Restrictions on Competition. During the term of Dyos' employment with Water Now, Dyos agrees that he will not directly or indirectly, own, operate, manage, consult with, control, participate in the management or control of, be employed by, maintain or continue any interest whatsoever in any enterprise located with Water Now's geographic sales territory, which manufactures, processes, sells, distributes, or markets the same or similar products as Water Now, without the prior express written consent of Water Now.

Immediately after the cessation of Dyos' employment with Water Now and for a period of three (3) years thereafter, Dyos agrees that he will not directly or indirectly, own, operate, manage, consult with, control, participate in the management or control of, be employed by, maintain or continue any interest whatsoever in any enterprise located with Water Now's geographic sales territory,

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which manufactures, processes, sells, distributes, or markets the same or similar products as Water Now, without the prior express written consent of Water Now. As an exception to his post-employment restrictions on competition, Dyos may participate in the aforementioned manner with all entities and individuals known to him prior to the execution ofthis Agreement so long as he does not personally engage or act in furtherance of a business in the same or similar business as Water Now.

4.4 Non-Solicitation. During the term of Dyos' employment with Water Now and for a period of three (3) years thereafter, Employee agrees that he will not solicit or contact any of the customers, clients, brokers, or affiliates with whom Dyos has had contact during the term of his employment with Water Now with the intent to sell, distribute, or manufacture the same or similar products as Water Now. As an exception to his post-employment non-solicitation restrictions, Dyos may communicate in the aforementioned manner with all entities and individuals known to him prior to the execution of this Agreement, so long as it is not done with the intent to sell, distribute, or manufacture the same or similar products as Water Now.

4.5 Remedies for Violation. Dyos acknowledges that his adherence to the terms of the covenants set forth in Sections 4.2, 4.3, and 4.4 are necessary to protect the value of Water Now's business, that a breach of such covenants will result in irreparable and continuing damage to Water Now, and that money damages would not adequately compensate Water Now for any such breach, and therefore that Water Now would not have an adequate remedy at law. In the event that Water Now must commence any action or proceeding to enforce such provisions, Dyos hereby waives his claims or defenses in such action that (i) money damages are adequate to compensate Water Now for the breach; and that (ii) there is an adequate remedy at law available to Water Now. In addition to any and all remedies at law, Water Now shall have the right, without bond or other security, to an injunction, both temporary and permanent, specific performance, and/or other equitable relief to prevent violation of such provisions. The parties agree that the remedies of Water Now are cumulative, and seeking or obtaining injunctive or other equitable relief shall not preclude the making of a claim for damages or other relief. The parties further agree that Water Now shall be entitled to such damages as it may show it has sustained by reason of such breach. In addition, Water Now shall be entitled to recover in any action brought to enforce such provisions its reasonable attorneys' fees and other expenses of litigation, together with such other and further relief as may be proper.

On termination of this Agreement, Dyos agrees that he will not engage in the business of senior management, or for an employer, selling or manufacturing the same or similar products as Water Now within the sales territory of Water Now for a period of two (2) years (hereinafter "Non-Competition Period").

5.1 Binding Agreement. This Agreement and all rights of Water Now shall inure to the benefit of and be enforceable by Water Now, its successors and assigns. This Agreement and all rights of Dyos hereunder shall inure to his benefit and be enforceable by him, or his personal/legal representatives.

5.2 Entire Agreement. This Agreement constitutes the entire understanding of the parties and supersedes any prior agreements, written or oral. Past practice and course of dealings between the parties shall not be used to amend the terms of this Agreement. All amendments or modifications, including oral modification supported by new consideration, must be reduced to writing and be executed by duly authorized representatives in the same manner as this Agreement before becoming effective.

5.3 Governing Law & Severability. This Agreement shall be governed by the laws of the State of Texas. Venue shall be Dallas County, Texas. If any provision of the Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be impaired thereby. The failure of either party to require the performance of any of the terms of this Agreement or the waiver by either party of any breach shall not prevent a subsequent enforcement of such terms, or be deemed a waiver of any subsequent breach.

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 5.4 Notices. All notices, demand, or other communication made or given in connection with this Agreement shall be in writing and personally delivered, sent by facsimile, or mailed by certified mail addressed to the respective parties as follows:

Water Now:	Water Now, Inc.
4555 Village Creek
Fort WorthTX 76119
Mark Dyos:	609 Harmony Circle
Weatherford, TX 76087

5.5 Language. The language in all of the Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against either party.

5.6 Binding Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by binding arbitration administered by the American Arbitration Association under its Rules. The venue for the arbitration shall be Dallas, Texas, applying the laws of the State of Texas. Judgment by the arbitrator(s) may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF, the parties executed this Agreement to be effective as of the Effective Date.